EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2025 Results

•2025 Petroleum Additives Operating Profit of $520 Million
•2025 Specialty Materials Operating Profit of $47 Million
•2025 Net Income of $419 Million and Earnings per Share of $44.44
•Strong Operating Cash Flows During the Year

Richmond, VA, February 11, 2026 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2025.

Income before income tax expense for the fourth quarter of 2025 was $113.2 million compared to $134.2 million last year. For the full year 2025, income before income tax expense was $560.6 million compared to $584.1 million in 2024. Net income for the fourth quarter of 2025 was $81.3 million, or $8.65 per share, compared to net income of $110.7 million, or $11.56 per share, for the same period last year. For the full year 2025, net income was $418.7 million, or $44.44 per share, compared to $462.4 million, or $48.22 per share, for 2024, which was a record year. The decline in net income was mainly driven by a higher effective income tax rate in 2025 compared to 2024.

Petroleum additives sales for the fourth quarter of 2025 were $585.1 million, compared to $626.1 million for the same period in 2024. Petroleum additives operating profit for the fourth quarter of 2025 was $106.8 million, compared to $135.7 million for the fourth quarter of 2024. The decrease in petroleum additives operating profit was primarily driven by a 6 percent decline in shipments between quarterly periods as well as a decline in selling prices. In addition, to manage inventory levels, operating profit in the fourth quarter was impacted by higher unit costs resulting from lower production volumes at our plants. The decline in shipments was mainly driven by lower lubricant additives shipments, while fuel additives shipments were slightly higher compared to last year.

Petroleum additives sales were $2.5 billion for the full year 2025, compared to $2.6 billion in 2024. Petroleum additives operating profit for the full year 2025 was $520.1 million, compared to $591.9 million in 2024, which was an all time high for this segment. The drivers for the decrease in operating profit between these periods were consistent with those affecting the fourth quarter comparison discussed above, as well as one-time charges taken in the third quarter related to our efforts to become more efficient by optimizing our global manufacturing network and an increase in technology investments. Shipments decreased 4.9 percent when comparing the full year 2025 with 2024, driven by softness in the market and our strategic decision to examine and reduce low-margin business.

Specialty materials sales were $48.5 million for the fourth quarter of 2025, compared to $27.1 million for the fourth quarter of 2024. Specialty materials operating profit was $7.3 million for the fourth quarter of 2025, compared to operating profit of $1.5 million for the fourth quarter of 2024. The increase in specialty materials sales was primarily driven by increased volumes at American Pacific Corporation (AMPAC) and the inclusion of the Calca Solutions, LLC (Calca) business that was acquired on October 1, 2025. As previously stated, we expect variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business.

Specialty materials sales were $182.5 million for the full year 2025, compared to $141.2 million for the full year of 2024. Specialty materials operating profit for the full year 2025 was $47.0 million, compared to $17.5 million last year. Specialty materials sales and operating profit for the full year 2024 reflect financial results since the acquisition of AMPAC on January 16, 2024. Through our acquisitions of AMPAC and Calca and our investments to expand capacity at both operations, we have committed approximately $1 billion to this resilient, high-technology specialty materials segment.

Our operations generated solid cash flows during the full year 2025. We paid dividends of $105.9 million, repurchased common stock for $77.2 million, and funded capital expenditures of $77.6 million. Additionally, we reduced our long-term debt by $87.9 million during 2025 even after investing over $200 million in the Calca acquisition, driving our Net Debt to EBITDA ratio down to 1.1 as of December 31, 2025. The cash flows generated by operations enable us to continue to provide value to our shareholders through reinvestment in our businesses for growth and efficiency, acquisitions, share repurchases, and dividends.

We are pleased with the performance of both our petroleum additives and specialty materials segments during 2025. We are experiencing impacts to the petroleum additives segment due to market softness and the uncertain global economic environment in which we operate. Nonetheless, we anticipate continued solid results from this segment. We will continue to invest in technology to serve our customers, focus on cost control and margin management, and advance our initiatives to build a global manufacturing network that will enable more efficient product delivery to our customers in the years ahead. We are also excited about expanding production in the specialty materials segment to provide more capacity and a stronger supply chain for our customers, and we expect to see that capacity come online towards the end of 2026.

We continue to monitor the uncertain macroeconomic environment, particularly the changes in international trade relations and tariffs, and assess the potential impacts to our operations. Our dedicated team makes decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, February 12, 2026, to review fourth quarter and full year 2025 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call or using the participant access code 348226. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Thursday, February 19, 2026 at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode is 53484. The call will also be broadcast via the internet and can be accessed through the Company's website at www.NewMarket.com or https://www.webcaster5.com/Webcast/Page/2001/53484. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), American Pacific Corporation (AMPAC), and Calca Solutions, LLC (Calca). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. Calca is the nation’s leading producer of Ultra Pure and high-purity hydrazine – essential, mission-critical propellants that enable advanced aerospace and defense applications. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Sales:
Petroleum additives	$585,096	$626,138	$2,533,610	$2,636,242
Specialty materials	48,546	27,092	182,482	141,243
All other	1,761	1,417	9,077	9,073
Total	$635,403	$654,647	$2,725,169	$2,786,558
Segment operating profit:
Petroleum additives	$106,803	$135,658	$520,052	$591,854
Specialty materials	7,308	1,485	47,027	17,452
All other	(2,537)	(735)	(4,765)	(2,283)
Segment operating profit	111,574	136,408	562,314	607,023
Corporate unallocated expense	(1,641)	(3,837)	(18,633)	(17,332)
Interest and financing expenses	(9,884)	(11,645)	(39,693)	(57,366)
Other income (expense), net	13,103	13,323	56,574	51,782
Income before income tax expense	$113,152	$134,249	$560,562	$584,107
Net income	$81,285	$110,739	$418,747	$462,413
Earnings per share - basic and diluted	$8.65	$11.56	$44.44	$48.22

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$635,403	$654,647	$2,725,169	$2,786,558
Cost of goods sold	444,624	446,961	1,867,769	1,900,212
Gross profit	190,779	207,686	857,400	886,346
Selling, general, and administrative expenses	49,234	42,083	181,584	171,412
Research, development, and testing expenses	31,517	32,842	132,091	124,898
Operating profit	110,028	132,761	543,725	590,036
Interest and financing expenses, net	9,884	11,645	39,693	57,366
Other income (expense), net	13,008	13,133	56,530	51,437
Income before income tax expense	113,152	134,249	560,562	584,107
Income tax expense	31,867	23,510	141,815	121,694
Net income	$81,285	$110,739	$418,747	$462,413
Earnings per share - basic and diluted	$8.65	$11.56	$44.44	$48.22
Cash dividends declared per share	$3.00	$2.50	$11.25	$10.00

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$77,598	$77,476
Trade and other accounts receivable, less allowance for credit losses	422,084	395,450
Inventories	502,257	505,426
Prepaid expenses and other current assets	57,773	51,203
Total current assets	1,059,712	1,029,555
Property, plant, and equipment, net	775,480	735,361
Intangibles (net of amortization) and goodwill	941,156	750,424
Prepaid pension cost	586,053	490,418
Operating lease right-of-use assets, net	78,267	71,253
Deferred charges and other assets	51,797	52,530
Total assets	$3,492,465	$3,129,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$238,384	$225,874
Accrued expenses	109,774	89,277
Dividends payable	23,805	22,037
Income taxes payable	17,190	15,798
Operating lease liabilities	16,205	15,337
Other current liabilities	13,921	6,155
Total current liabilities	419,279	374,478
Long-term debt	883,391	971,281
Operating lease liabilities - noncurrent	62,045	54,754
Other noncurrent liabilities	349,507	267,445
Total liabilities	1,714,222	1,667,958
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,397,364 at December 31, 2025 and 9,524,789 at December 31, 2024)	2,386	0
Accumulated other comprehensive income	106,823	32,870
Retained earnings	1,669,034	1,428,713
Total shareholders' equity	1,778,243	1,461,583
Total liabilities and shareholders' equity	$3,492,465	$3,129,541

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2025	2024
Net income	$418,747	$462,413
Depreciation and amortization	122,422	116,957
Cash pension and postretirement contributions	(9,504)	(11,814)
Working capital changes	22,324	(23,332)
Deferred income tax expense (benefit)	34,383	(12,799)
Capital expenditures	(77,637)	(57,319)
Acquisition of businesses, net of cash acquired	(213,447)	(681,479)
Net borrowings under revolving credit facility	211,000	77,000
Principal payment on 3.78% senior note	(50,000)	0
(Payment) proceeds on term loan	(250,000)	250,000
Dividends paid	(105,931)	(95,902)
Repurchases of common stock	(77,218)	(31,914)
Debt issuance costs	0	(2,251)
All other	(25,017)	(24,020)
Increase (decrease) in cash and cash equivalents	$122	$(34,460)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Income	$81,285	$110,739	$418,747	$462,413
Add:
Interest and financing expenses, net	9,884	11,645	39,693	57,366
Income tax expense	31,867	23,510	141,815	121,694
Depreciation and amortization	31,653	33,385	120,870	116,957
EBITDA	$154,689	$179,279	$721,125	$758,430

Net Debt and Net Debt to EBITDA
			December 31, 2025	December 31, 2024
Long-term debt			$883,391	$971,281
Less: Cash and cash equivalents			77,598	77,476
Net Debt			$805,793	$893,805

Net Debt to EBITDA			1.1	1.2